LATH096 WB-TX 13:46 Tentative Agreement for Stillwater Mine Rejected by Union ...b9mc
+ US1 FC1 NSV TNW RWB IRW FAX EML (STILLWATER MINING COMPANY 119504  SL)
26 19 96 91 32 01 30 31 33 27
...b9m/natnw r f bc-MO-Stillwater-union   06-28


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[STK] SWC [IN] MNG
[SU] TO BUSINESS EDITOR:

 Tentative Agreement for Stillwater Mine and Processing Facilities Rejected by
                                   Union Vote

    BILLINGS, Mont., June 28 /PRNewswire-FirstCall/ -- STILLWATER MINING COMPANY (NYSE: SWC) and USW International Union, Local 1 announced that the union's membership had rejected the tentative settlement between the parties regarding the union contract for the company's Stillwater Mine and processing facilities.
    The company and the union have been in discussions since May 4, 2007 regarding the contract, which is due to expire at 12:01 am on July 1, 2007. The company and the union have agreed to a new round of negotiations commencing on June 28. Operations currently continue as normal.

      Although, the company and the union are working hard to achieve a timely renewal of the agreement satisfactory to both parties, there can be no assurances that such a renewal will be made on a timely basis. If an agreement is not reached, the company's ability to continue its normal operations could be affected.

    Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Website: http://www.stillwatermining.com.

    Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding expansion plans, costs, grade, production and recovery rates, permitting, financing needs, the terms of future credit facilities and capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting and compliance, litigation, labor matters and the palladium and platinum market. Additional information regarding factors, which could cause results to differ materially from management's expectations, is found in the section entitled "Risk Factors" in the Company's 2006 Annual Report on Form 10-K. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

SOURCE  Stillwater Mining Company
    -0-                             06/28/2007
    /CONTACT: John R. Stark of Stillwater Mining Company, +1-406-373-8700/ /First Call Analyst: /
    /FCMN Contact: /
    /Web site:  http://www.stillwatermining.com /
    (SWC)

CO:  Stillwater Mining Company
ST:  Montana
IN:  MNG
SU: